Exhibit 99(d)

99 Bishopsgate
London EC2M 3XF
United Kingdom
Tel: +44(0)20-7710-1000 Fax: +44(0)20-7374-4460
www.lw.com

FIRM / AFFILIATE OFFICES
	Brussels	New York
	Chicago	Northern Virginia
	Frankfurt	Orange County
	Hamburg	Paris
	Hong Kong	San Diego
19 December 2006	London	San Francisco
	Los Angeles	Shanghai
	Milan	Silicon Valley
Deutsche Bank Trust Company Americas	Moscow	Singapore
60 Wall Street	Munich	Tokyo
New York, New York 10005	New Jersey	Washington, D.C.

Re:	American Depositary Shares evidenced by American Depositary Receipts for Deposited Shares of FIAT S.p.A.

Ladies and Gentlemen:

We have acted as special counsel to Deutsche Bank Company Americas, as depositary (the “Depositary”), in connection with the registration of American Depositary Shares (the “ADSs”) evidenced by American Depositary Receipts (the “ADRs”), each ADS representing one ordinary share, savings share or preference share, as the case may be, par value 5.0 euro per share (a “Share”), of Fiat S.p.A. (the “Company”), a company existing and organized under the laws of Italy, under the Securities Act of 1933, as amended, on Form F-6 filed with the Securities and Exchange Commission on December 18, 2006 (File No. 333-92120) (the “Registration Statement”).  The ADSs are to be issued pursuant to deposit agreements, the form of each of which is set forth as an exhibit to the Registration Statement (the “Deposit Agreements”), among the Company, the Depositary and all Holders (as such terms are defined in the Deposit Agreements) from time to time of ADSs issued thereunder.

In our capacity as your special counsel in connection with such registration, we have examined such matters of fact and questions of law as we have considered appropriate for the purposes of this letter.

We are opining herein as to the effect on the subject transaction only of the federal laws of the United States and the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

The opinion rendered below is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors, or the judicial application of foreign laws or governmental actions affecting creditors’ rights; and (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought.

Subject to the foregoing, to any provision of law or regulation of Italy, the Company’s Articles of Association and the terms of the Shares, it is our opinion that when each of the Deposit Agreements has been duly authorized, executed and delivered, upon issuance by the Depositary of ADRs evidencing ADSs against the deposit of Shares in respect thereof in accordance with each of the Deposit Agreements, such ADRs will be validly issued and the persons in whose names the ADRs are registered will be entitled to the rights specified therein and in each of the Deposit Agreements.

We hereby consent to the use of this opinion as Exhibit (d) of the above-mentioned Registration Statement.

Very truly yours,

/s/ LATHAM & WATKINS